Exhibit 3.16

OPERATING AGREEMENT

This Operating Agreement (this "Agreement") is entered into by the undersigned sole member (the "Member") amends and restates any and all prior operating agreements effective as of October 5, 2024.

The Member having formed a limited liability company (the "Company") in accordance with the Colorado Limited Liability Company Act, Colo. Rev. Stat. § 7-80-101, et seq., as amended from time to time (the "Act") hereby agrees as follows:

Name. The Company's name is set forth on the signature page.

Member. The Member holds 100% of the membership interests.

Purpose. The Company is authorized to engage in any lawful act or activity for which a limited liability company may be formed under the Act and any and all activities necessary or incidental thereto.

Member Managed. The business and affairs of the Company shall be managed by the Member. The Member will have full power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein and to approve, execute and deliver any and all agreements, certificates or any other documents for and on behalf of the Company in its full discretion.

Officers. The Member or any person that controls a Member (directly or indirectly) acting by and on behalf of the Member may, from time to time, designate one or more persons to be officers of the Company ("Officers"). Any officers so designated shall have such authority to perform such duties as the Member may, from time to time, delegate to them, and to the extent not so delegated or limited an Officer shall have such authority as is typically provided to an officer in a corporation organized under the Act with a similar title. Member may remove an Officer at any time, with or without cause. The Member hereby appoints the individuals set forth on the Officers Exhibit to hold the positions as Officers as set forth therein. Unless expressly set forth otherwise, the appointment by the ultimate controlling parent entity of the Company of a person to one or more of the positions set forth on the Officers Exhibit at such controlling entity (e.g., Secretary), such person will automatically be appointed to such position at the Company without the need for any additional act or writing by the Company or its Member.

Banking. The Company is authorized and directed to operate, maintain and close such bank accounts and/or brokerage accounts at one or more banks or similar institutions as designated by the Officers of the of the Company, from time to time, in the sole and absolute discretion of the Officers as may be deemed necessary or required for the operation of the Company'sbusiness.

Limitation of Liability. Except as otherwise required in the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being the Member or participating in the management of the Company.

Indemnification. To the fullest extent not prohibited by the Act and except as otherwise explicitly agreed, the Member (irrespective of the capacity in which it acts), any and all Officers of the Company, (the "Covered Persons") shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim, or expense (including attorneys'fees) whatsoever incurred by a Covered Person relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by such Covered Person on behalf of the Company; provided, however, that any indemnity under this Section 8 shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof.

Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Colorado, all rights and remedies being governed by said laws.

Prior Actions. All actions taken by the Company, its Members and Officers prior to the date hereof are hereby authorized, approved, ratified and confirmed by the Member.

Signatures. This Agreement may be signed and delivered by electronic means that complies with applicable law. Any counterpart executed and delivered in accordance with these terms will be deemed to have been duly and validly executed and delivered by such party.

Signature Page to Follow

The undersigned being the sole Member of the Company named "Gamma Acquisition, L.L.C." and intending to be legally bound hereby has duly executed and delivered this Operating Agreement effective as of the date above first written.

Member: Gamma Acquisition HoldCo L.L.C.

By:	/s/ Dean A. Manson
Name: Dean A. Manson
Title: Secretary

Officers Exhibit to Operating Agreement

Officers Exhibit

Officer Title:	Officer Name:

President	Hamid Akhavan

Treasurer	Paul Orban

Secretary	Dean A. Manson

Officers Exhibit to Operating Agreement